Contact: John L. Flynn
Chief Financial Officer
703-478-5830
Email: jflynn@fairchild.com

FAIRCHILD ANNOUNCES ITS RESULTS FOR THE QUARTER ENDED MARCH 31, 2005.

McLean, Virginia (May 6, 2005) — The Fairchild Corporation (NYSE: FA), announced today that revenues increased by $4.5 million, or 5.6%, in the quarter ended March 31, 2005, as compared to the quarter ended March 31, 2004. The increase was due primarily to our foreign sales benefiting from a stronger euro as compared to the dollar, partially offset due to unseasonably poor weather at our foreign locations as compared to weather in the prior year. Revenues in the first quarter of fiscal 2005 also benefited from a 10.5% increase in revenues at the Company’s aerospace segment, which continues to perform well despite demand in the aerospace industry that is still adversely affected by continued financial difficulties of commercial airlines.

The Company reported a $3.9 million, or $0.15 per share, net loss for the quarter ended March 31, 2005, as compared to a net loss of $12.7 million, or $0.50 per share, for the quarter ended March 31, 2004. The Company’s loss from continuing operations was $3.9 million for the quarter ended March 31, 2005, as compared to a loss from continuing operations of $14.9 million for the quarter ended March 31, 2004. The results for the three months ended March 31, 2005, included investment income of $5.8 million and a $2.7 million increase in the fair market value of the Company’s interest rate contract. The loss from continuing operations for the three months ended March 31, 2004 included $1.2 million decrease in the fair market value of the Company’s interest rate contract. Results for the Company’s quarter ended March 31, 2004 are included in the attached table.

The Company also received cash of $16.6 million from Alcoa, Inc. for the $12.5 million earnout payment for calendar 2004 based on commercial aircraft deliveries and following the favorable resolution of a post closing balance sheet dispute on its December 3, 2002 sale of its aerospace fasteners business to Alcoa.

Fairchild Sports is a seasonal business with historic trends of higher volumes of sales and profits during months from March through September. In April 2005, the Company’s PoloExpress business had its first day of €1.0 million in revenues and also expanded outside of Germany by opening its first store in Switzerland.

Hein Gericke, PoloExpress and IFW design and sell motorcycle protective apparel, helmets and a large selection of technical accessories for motorcyclists. Together, Hein Gericke and PoloExpress operate 231 retail shops in Germany, Austria, Belgium, France, Italy, Luxembourg, the Netherlands, Switzerland, and the United Kingdom. IFW, located in Tustin, California, is a designer and distributor of motorcycle protective apparel, boots and helmets, under several labels, including First Gear and Hein Gericke. In addition, IFW designs and produces protective apparel under private labels for third parties, including Harley-Davidson.

About The Fairchild Corporation

In addition to Fairchild Sports, The Fairchild Corporation is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to operators and aerospace companies providing aircraft parts and services to customers worldwide. The Fairchild Corporation also owns and operates a shopping center located in Farmingdale, New York. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.

THE FAIRCHILD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended

REVENUE:	3/31/05	3/31/04	3/31/05	3/31/04

Net sales	$82,126	$77,563	$148,922	$119,445
Rental revenue	2,481	2,546	4,904	4,888

	84,607	80,109	153,826	124,333
COSTS AND EXPENSES:
Cost of goods sold	52,167	48,611	97,239	77,392
Cost of rental revenue	1,852	1,688	3,558	3,174
Selling, general & administrative	36,384	34,964	69,497	58,219
Other (income) expense, net	424	996	(1,343)	(2,120)
Amortization of intangibles	144	—	287	—

	90,971	86,259	169,238	136,665

OPERATING LOSS	(6,364)	(6,150)	(15,412)	(12,332)
Net interest expense	(5,851)	(4,950)	(10,892)	(10,152)
Investment income	5,751	116	5,881	270
Increase (decrease) in market value of interest rate contract	2,659	(1,228)	4,334	862

Loss from continuing operations before taxes	(3,805)	(12,212)	(16,089)	(21,352)
Income tax benefit (provision)	(84)	(2,560)	(153)	(73)
Equity in loss of affiliates, net	—	—	(200)	—
Minority interest, net	—	(81)	—	—

Loss from continuing operations	(3,889)	(14,853)	(16,442)	(21,425)
Earnings (loss) from discontinued operations, net	(9)	(588)	946	(2,113)
Gain on disposal of discontinued operations, net	—	2,759	12,500	8,692

NET LOSS	$(3,898)	$(12,682)	$(2,996)	$(14,846)

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
Loss from continuing operations	$(0.15)	$(0.59)	$(0.65)	$(0.85)
Earnings (loss) from discontinued operations, net	—	(0.02)	0.04	(0.08)
Gain on disposal of discontinued operations, net	—	0.11	0.49	0.34

NET LOSS	$(0.15)	$(0.50)	$(0.12)	$(0.59)

Basic and diluted weighted average shares outstanding:	25,245	25,193	25,219	25,191

REVENUES BY SEGMENT
Sports & Leisure Segment (a)	$56,398	$54,278	$99,513	$79,486
Aerospace Segment	25,728	23,285	49,409	39,958
Real Estate Operations Segment	2,603	2,546	5,146	4,888
Corporate and Other	—	—	—	1
Intercompany Eliminations	(122)	—	(242)	—

Total	$84,607	$80,109	$153,826	$124,333

OPERATING INCOME (LOSS) BY SEGMENT
Sports & Leisure Segment (a)	$(2,812)	$(1,327)	$(8,329)	$(4,613)
Aerospace Segment	1,782	1,188	2,862	1,243
Real Estate Operations Segment	649	780	1,410	1,547
Corporate and Other	(5,983)	(6,791)	(11,355)	(10,509)

Total	$(6,364)	$(6,150)	$(15,412)	$(12,332)

    (a)        – Actual results for the six months ended March 31, 2004, include only five months of results from the sports & leisure segment since its acquisition on November 1, 2003.